SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 26, 2007

TRI-VALLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31852	84-0617433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4550 California Avenue, Suite 600
Bakersfield, California 93309
(Address of principal executive office)

Issuer's telephone number: (661) 864-0500

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On February 26, 2007, Tri-Valley Corporation concluded the sale of 600,000 restricted shares of common stock, together with warrants to purchase 200,000 common shares at an exercise price of $10.00 per share for two years, to an unaffiliated investor at $8.50 per share. The purchase price was at a premium to Tri-Valley's closing stock price of $8.13 on the American Stock Exchange on February 20, 2007, the date that the preliminary agreement to make the investment was reached.

Also on February 26, 2007, one investor exercised options to purchase 33,333 restricted shares of common stock at $9.00 per share, for a total investment of $299,997.

These sales were made in a privately negotiated transaction in reliance on the exemption from registration requirements contained in Section 4(2) of the Securities Act of 1933, and pending expected approval by the American Stock Exchange.

Prior to the February 26 sale, on January 2, 2007, Tri-Valley issued 2,000 shares to each of its five non-employee directors as compensation for their services in 2006. Tri-Valley's closing stock price on December 29, 2006, the last business day before the award, on the American Stock Exchange was $9.49 per share. The total of 10,000 shares issued was, at the time of the award, far below the 1% threshold for required reporting of unregistered stock sales. The award was made in a privately negotiated transaction in reliance on the exemption from registration requirements contained in Section 4(2) of the Securities Act of 1933, and pending expected approval by the American Stock Exchange.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Director

Director Dennis Lockhart has submitted his resignation from the board of directors, to become effective March 1, 2007. Mr. Lockhart has been appointed the president and chief executive officer of the Federal Reserve Bank of Atlanta. He has served on Tri-Valley's audit committee. In resigning, Mr. Lockhart did not report any disagreement with Tri-Valley on any matter relating to the company's operations, policies or practices.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI-VALLEY CORPORATION

Date: February 27, 2007	/s/ F. Lynn Blystone
F. Lynn Blystone, President and Chief Executive Officer